UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): August 8, 2025

Ocean Power Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33417	22-2535818
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

28 Engelhard Drive, Suite B Monroe Township, New Jersey	08831
(Address of principal executive offices)	(Zip Code)

(609) 730-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	OPTT	NYSE American
Series A Preferred Stock Purchase Right	N/A	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 8, 2025, Ocean Power Technologies, Inc. (the “Company”) entered into a sales agreement with Ladenburg Thalmann & Co. Inc. (“Ladenburg”), pursuant to which the Company may offer and sell shares of its common stock, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of up to $40,000,000 (the “Shares”), to or through Ladenburg, as sales agent (the “Sales Agreement”), from time to time, in an “at the market offering” (as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended) of the Shares (the “ATM Offering”).

Shares may be sold in the ATM Offering by any method deemed to be an “at the market offering.” Under the Sales Agreement, Ladenburg will also be able to sell shares of Common Stock by any other method permitted by law, including in negotiated transactions with the Company’s prior written consent. Upon delivery of a placement notice and subject to the terms and conditions of the Sales Agreement, Ladenburg is required to use its commercially reasonable efforts consistent with its normal trading and sales practices, applicable state and federal law, rules and regulations, and the rules of the NYSE American to sell the Shares from time to time based upon the Company’s instructions, including any price, time or size limits specified by the Company. Ladenburg is not under any obligation to purchase any of the Shares on a principal basis pursuant to the Sales Agreement, except as otherwise agreed by Ladenburg and the Company in writing and expressly set forth in a placement notice. Ladenburg’s obligations to sell the Shares under the Sales Agreement are subject to satisfaction of certain conditions, including customary closing conditions. The Company is not obligated to make any sales of Shares under the Sales Agreement and any determination by the Company to do so will be dependent, among other things, on market conditions and the Company’s capital raising needs.

The Company will pay Ladenburg commissions for its services in acting as its sales agent in the sale of the Shares pursuant to the Sales Agreement. Ladenburg is entitled to compensation at a fixed commission rate of 3.00% of the aggregate gross proceeds from the sale of the Shares on the Company’s behalf pursuant to the Sales Agreement. The Sales Agreement contains representations, warranties and covenants that are customary for transactions of this type. In addition, the Company has provided Ladenburg with customary indemnification and contribution rights. The Company has also agreed to reimburse Ladenburg for certain specified expenses, including the expenses of counsel to Ladenburg. The offering of the Shares pursuant to the Sales Agreement will terminate upon the termination of the Sales Agreement by Ladenburg or the Company, as permitted therein.

The Shares will be issued pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-275843), filed with the Securities and Exchange Commission (the “SEC”) on December 1, 2023, and declared effective by the SEC on December 12, 2023. The Company filed a prospectus supplement, dated August 8, 2025, with the SEC in connection with the offer and sale of the Shares pursuant to the Sales Agreement.

The foregoing description of the Sales Agreement is qualified in its entirety by reference to the full text of the Sales Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein in its entirety by reference. A copy of the legal opinion and consent of Porter Hedges LLP relating to the Shares being offered is attached hereto as Exhibit 5.1.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any shares under the Sales Agreement, nor shall there be any sale of such shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with entering into the Sales Agreement, effective August 8, 2025, the Company terminated its At the Market Offering Agreement with A.G.P/Alliance Global Partners (“AGP”) dated March 22, 2024 (the “AGP Agreement”). Under the AGP Agreement, the Company had sold and issued an aggregate of shares of its common stock with an aggregate market value of approximately $18 million. There were no penalties associated with the termination.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

*5.1	Opinion of Porter Hedges LLP.

*10.1	At Market Issuance Sales Agreement, dated August 8, 2025, by and between Ocean Power Technologies, Inc. and Ladenburg Thalmann & Co. Inc.

*23.1	Consent of Porter Hedges LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data file (embedded within the Inline XBRL document).

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCEAN POWER TECHNOLOGIES, INC.

Dated: August 8, 2025	/s/ Philipp Stratmann
Philipp Stratmann
President and Chief Executive Officer